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                                             EXHIBIT 4.4

                        KEEP WELL AGREEMENT

        AGREEMENT dated as of _________________, between USX CORPORATION, a Delaware corporation ("USX"), and
USX CAPITAL MANAGEMENT COMPANY, a Delaware corporation
("Management").

        WHEREAS, Management is Manager (as defined in the Articles of Association of USX Capital LLC) of USX Capital
LLC, a limited life company organized under the laws of the Turks and Caicos Islands ("Capital");

        WHEREAS, Capital is issuing on the date hereof
_______ shares of its Cumulative Monthly Income
Preferred Shares, Series A (the "Preferred Shares") and its common shares (the "Common Shares");

        WHEREAS, Capital is loaning to USX the proceeds
Capital receives from the sale of the Preferred Shares and the Common Shares; and

        WHEREAS, USX in consideration for the loan from Capital desires to execute this Agreement for the benefit of Management, Capital and holders of Preferred Shares.

        NOW, THEREFORE, in consideration of the promises herein contained, USX and Management hereby agree as follows:

        1.  Stock Ownership.

        At all times during the term of this Agreement, USX shall (i) maintain direct or indirect ownership of 100% of the Common Shares and any other shares of Capital other than the Preferred Shares of any series,
(ii) cause at least 21% of the total value of Capital and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of Capital to be represented by Common Shares and (iii) own directly or indirectly all of the capital stock of Management.

        2.  Maintenance of Net Worth.

        At all times during the term of this Agreement, USX agrees that it shall cause Management to have the greater of (i) at least U.S. $1.00 more than its cash obligations or (ii) have a consolidated tangible net worth as determined in accordance with United States generally accepted accounting principles of at least U.S. $1.00.

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        3.  Maintenance of Liquidity.

        At all times during the term of this Agreement, USX will cause Management to maintain sufficient liquidity to punctually meet all of its obligations as Manager, or USX will make available to Management sufficient liquidity to enable Management to meet its obligations in full as they fall due.

        4.  Corporate Existence.

        At all times during the term of this Agreement, USX shall take all steps as may be necessary to prevent the bankruptcy, insolvency or liquidation of the Manager.

        5.  Term.

        This Agreement shall remain in full force and effect so long as there are any Preferred Shares outstanding.

        6.  Waiver.

        USX hereby waives any failure or delay on the part of Management in asserting or enforcing any of its rights or in making any claims or demands hereunder.

        7.  Modification, Amendment and Termination.

        So long as there are any Preferred Shares outstanding, this Agreement shall not be modified or amended in any manner adverse to the interests of such holders of Preferred Shares and this Agreement shall not be terminated.

        8.  Successors; Beneficiaries.

        The agreements herein set forth shall be mutually binding upon and inure to the mutual benefit of Management and any successor of Management. USX expressly acknowledges that this Agreement is being entered into for the benefit of the holders of Preferred Shares and agrees that the provisions of this Agreement may be enforced by such holders of Preferred Shares on behalf of Management against USX in the event that USX breaches its agreements herein set forth or in the event that Management fails to enforce its rights against USX under this Agreement.

        9.  Governing Law and Jurisdiction.

        THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


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        10.  Counterparts.

        This Agreement may be executed in any number of counterparts. Each counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        THIS AGREEMENT is executed as of the day and year first above written.

                        USX CORPORATION

                        By: _______________________________
                             Name:
                             Title:


                        USX CAPITAL MANAGEMENT COMPANY

                        By: ________________________________
                            Name:
                            Title:








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